UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EQUITY MARKETING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Equity Marketing, Inc.

NOTICE OF ANNUAL MEETING

and

PROXY STATEMENT

Annual Meeting of Stockholders

Equity Marketing, Inc.
6330 San Vicente Blvd.
Los Angeles, California 90048
May 22, 2003

EQUITY MARKETING, INC.
6330 San Vicente Blvd.
Los Angeles, California 90048

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 22, 2003

TO THE STOCKHOLDERS OF
EQUITY MARKETING, INC.:

     Notice is hereby given that the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of Equity Marketing, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company located at 6330 San Vicente Blvd., Los Angeles, California 90048, on Thursday, May 22, 2003, beginning at 10:00 a.m., local time. The Annual Meeting will be held for the following purposes:

1.	To elect seven members of the Board of Directors, each to hold office until the 2004 Annual Meeting and until his successor is elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed March 28, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to such notice and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at the offices of the Company for ten days prior to the Annual Meeting.

     We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Annual Meeting, either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

TERESA L. TORMEY Secretary

Los Angeles, California
April 18, 2003

STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

INTRODUCTION
OUTSTANDING SECURITIES AND VOTING RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND RELATED MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
FORM 10-K
DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS
OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING
SOLICITATION OF PROXIES

EQUITY MARKETING, INC.
6330 San Vicente Blvd.
Los Angeles, California 90048
(323) 932-4300

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 22, 2003

INTRODUCTION

     This Proxy Statement is furnished to the stockholders by the Board of Directors of Equity Marketing, Inc., a Delaware corporation (the “Company”), for solicitation of proxies for use at the 2003 Annual Meeting of Stockholders to be held at the offices of the Company located at 6330 San Vicente Blvd., Los Angeles, California 90048, on Thursday, May 22, 2003, at 10:00 a.m., local time, and at any and all adjournments thereof (the “Annual Meeting”).

     The purpose of the Annual Meeting and the matters to be acted upon are set forth in the following Proxy Statement. As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by submitting a duly executed proxy bearing a later date or by delivering to the Secretary of the Company a written notice of revocation prior to the Annual Meeting, or by appearing at the Annual Meeting and expressing a desire to vote his or her shares in person. Subject to such revocation, all shares represented by a properly executed proxy received prior to or at the Annual Meeting will be voted by the proxy holders whose names are set forth in the accompanying proxy in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted “FOR” the election of the nominees for director set forth herein. If any other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment of the persons acting under said proxies.

     It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about April 18, 2003.

OUTSTANDING SECURITIES AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 28, 2003 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At that date there were 5,705,028 outstanding shares of common stock, par value $.001 per share, of the Company (the “Common Stock”), and 25,000 outstanding shares of Series A senior cumulative participating convertible preferred stock, par value $.001 per share, of the Company (the “Series A Stock”), the only outstanding voting securities of the Company. At the Annual Meeting, each share of Common Stock will be entitled to one vote. Each share of Series A Stock will be entitled to 67.7966 votes (which represents the number of shares of Common Stock into which each share of Series A Stock is currently convertible), or approximately 1,694,915 votes in the aggregate. Accordingly, an aggregate of 7,399,943 votes may be cast at the Annual Meeting by holders of Common Stock and Series A Stock.

     The representation, in person or by properly executed proxy, of the holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Stockholders are not entitled to cumulate their votes. Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, holders of Common Stock are entitled to elect seven directors with the seven candidates who receive the highest number of affirmative votes being elected, and the holders of the Series A Stock, voting separately as a class, are entitled to elect three directors, with the candidates receiving the highest number of affirmative votes being elected. Votes against a candidate and votes withheld have no legal effect. In matters other than the election of directors, abstentions have the effect of votes against a proposal in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes do not have any effect for purposes of determining whether a proposal has been approved.

     As of the Record Date, all of the outstanding shares of Series A Stock are owned by Crown EMAK Partners, LLC, a Delaware limited liability company (“Crown”), representing the power to vote approximately 22.9% of the voting power of the shares of stock entitled to vote at the Annual Meeting on matters other than the election of directors.

     As of the Record Date, Donald A. Kurz and Stephen P. Robeck possessed the power to vote approximately 32.8% of the voting power of the shares of stock entitled to vote at the Annual Meeting. The Company has been advised that Messrs. Kurz and Robeck intend to vote all of the shares beneficially owned by them “FOR” the election of the nominees for director set forth herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as to the shares of Common Stock and Series A Stock owned as of March 28, 2003 by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock and Series A Stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table included under “Executive Compensation and Related Matters” (collectively, the “Named Executive Officers”); and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock and Series A Stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address of each person shown is c/o Equity Marketing, Inc., 6330 San Vicente Blvd., Los Angeles, California 90048.

	Common Stock		Series A Stock

	Amount Beneficially	Percent of Class	Amount Beneficially	Percent of
Name and Address of Beneficial Owner	Owned (1)	(1)	Owned (1)	Class (1)

Crown EMAK Partners, LLC (2)	2,611,580	31.4%	25,000	100%
Peter Ackerman (2)	2,611,580	31.4%	25,000	100%
Donald A. Kurz (3)	1,702,741	29.0%
Stephen P. Robeck (3)	949,037	16.5%
Baron Capital Group Inc. (4)	500,000	8.8%
Gruber & McBaine Capital Management LLC (5)	327,100	5.7%
Bruce Raben (3)	258,000	4.4%
Mitchell H. Kurz (3)	141,600	2.5%
Sanford R. Climan (3)	117,650	2.0%
Gaetano A. Mastropasqua (3)	94,713	1.6%
Kim H. Thomsen (3)	53,941	*
Jonathan D. Kaufelt (3)	22,000	*
Alfred E. Osborne (3)	21,000	*
Lawrence J. Madden (3)	21,000	*
Brian Kristofek (6)	20,000	*
Bret R. Hadley (3)	8,000	*
Ian Madeley (3)	3,600	*
Jason Ackerman (2)	0	*
Jeffrey S. Deutschman (2)	0	*
Teresa L. Tormey	0	*
Howard D. Bland	0	*
Executive Officers and Directors as a Group (17 persons)(7)	3,413,282	52.5%

*	Less than one percent.

(1)	In accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares beneficially owned at any date include shares issuable upon the exercise of options, warrants, rights or conversion privileges within sixty days of that date. For the purpose of computing the percentage of outstanding shares beneficially owned by a particular person, any securities not outstanding which are subject to options, warrants, rights or conversion privileges exercisable by that person within sixty days of March 28, 2003 have been deemed to be outstanding, but have not been deemed outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

(2)	As reported on a Schedule 13D dated April 10, 2000 and filed with the Securities and Exchange Commission (the “Commission”) by Crown, Peter Ackerman, Jeffrey S. Deutschman, Jason Ackerman and related parties. The address of Mr. Deutschman, Jason Ackerman and Crown is 660 Madison Avenue, 15th Floor, New York, New York 10021. The address of Peter Ackerman is 700 Eleventh Street N.W., Washington, DC 20001. Mr. Deutschman and Jason Ackerman are managers of Crown. Peter Ackerman may be deemed to have shared power to vote or direct the vote, and to dispose or direct the disposition of the shares of Series A Stock. On March 29, 2000, Crown paid $11.9 million to the Company in exchange for 11,900 shares of Series A Stock with a conversion price of $14.75 per share. In connection with such purchase, the Company granted to Crown five year warrants (collectively, the “Warrants”) to purchase 5,712 shares of Series B senior cumulative participating convertible preferred stock, par value $.001 per share, of the Company (the “Series B Stock”) at an exercise price of $1,000 per share, and 1,428 shares of Series C senior cumulative participating convertible preferred stock, par value $.001 per share, of the Company (the “Series C Stock”) at an exercise price of $1,000 per share. The Warrants are immediately exercisable. The conversion prices of the Series B Stock and the Series C Stock are $16.00 and $18.00, respectively. On June 20, 2000, Crown paid an additional $13.1 million to the Company in exchange for an additional 13,100 shares of Series A Stock with a conversion price of $14.75 per share. In connection with such purchase, the Company granted to Crown Warrants to purchase an additional 6,288 shares of Series B Stock and an additional 1,572 shares of Series C Stock. As of the date hereof, each share of Series A Stock is currently convertible into 67.7966 shares of Common Stock, representing 1,694,915 shares of Common Stock in the aggregate. As of the date hereof, each share of Series B Stock and Series C Stock is currently convertible into 62.5 and 55.5556 shares of Common Stock, respectively, representing 916,666 shares of Common Stock in the aggregate.

(3)	Includes shares of Common Stock which the following officers and directors have the right to acquire by exercise of options within 60 days following March 28, 2003: D. Kurz, 162,500; Robeck, 60,000; Raben, 180,000; M. Kurz, 65,000; Climan, 115,000; Mastropasqua, 93,750; Thomsen, 52,083; Kaufelt, 20,000; Osborne, 20,000; Madden, 21,000; Hadley, 8,000; and Madeley, 3,600.

(4)	As reported on a Schedule 13G dated February 14, 2003 and filed with the Commission by Baron Capital Group Inc. The address of Baron Capital Group Inc. is 767 Fifth Avenue, New York, NY 10153.

(5)	As reported on a Schedule 13G dated March 28, 2003 and filed with the Commission by Gruber & McBaine Capital Management LLC. The address of Gruber & McBaine Capital Management LLC is 50 Osgood Place, Penthouse, San Francisco, California 94133.

(6)	Includes 20,000 shares of Common Stock issued pursuant to a restricted stock grant which vests dependent upon continued employment at the rate of 25% per year over four years commencing July 2003. Mr. Kristofek has voting and dividend rights with respect to these restricted shares.

(7)	The amount stated includes an aggregate of 790,933 shares of Common Stock which may be acquired upon the exercise of options or warrants within 60 days following March 28, 2003.

ELECTION OF DIRECTORS

     Pursuant to the Certificate of Incorporation of the Company and the Certificate of Designation of the Series A Stock, the holders of the Series A Stock, voting as a separate class, shall be entitled to elect two directors of the Company (the “Series A Directors”); provided, however, at any time the Board is increased to include more than eight members, the holders of the Series A Stock shall be entitled to elect one additional director. The holders of the Common Stock, voting separately as a class, shall elect the remaining directors. Accordingly, seven directors are to be elected at the Annual Meeting by the holders of the Common Stock. Proxies for the Series A Directors are not being solicited; the Series A Stock will be voted by written ballot or unanimous written consent at the Annual Meeting. Crown, the holder of the Series A Stock, has advised the Company that Jason Ackerman and Jeffrey S. Deutschman will be nominated for election as the Series A Directors for a term commencing on the date of the Annual Meeting and continuing until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Crown retains the right to designate one additional director. All of the incumbent directors other than Mitchell H. Kurz are also nominees for election as directors. Mitchell H. Kurz has decided not to seek reelection to the Board of Directors. All nominees have advised the Company that they are able and willing to serve as directors. However, if any nominee is unable to or for good cause will not serve, the persons named in the accompanying proxy will vote for any other person nominated by the Board of Directors.

     Except as set forth below, no arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. Under his employment agreement, the Company has agreed to use its best efforts to have Donald A. Kurz elected as a director of the Company. (See “Employment Agreement” below.)

The Board of Directors Recommends a Vote “FOR” the Election
of the Nominees Listed Below.

     The following table sets forth the names and ages of the nominees of the Board of Directors.

Name	Age	Director Since

Howard D. Bland	59	2003
Sanford R. Climan	47	1998
Jonathan D. Kaufelt	51	2000
Donald A. Kurz	47	1990
Alfred E. Osborne, Jr.	58	2000
Bruce Raben	49	1993
Stephen P. Robeck	54	1989

     Howard D. Bland, a retired audit engagement partner of KPMG LLP, has been an Equity Marketing director since April 1, 2003. Mr. Bland’s professional career with KPMG LLP spanned from 1965 to July 2002, and included service as the Managing Partner of both the Ontario, California and Orange County, California offices of KPMG LLP. From 1976 to July 2002, he served as an audit engagement partner for both public and private clients involved in international trade, restaurants, high technology, manufacturing, distribution and finance. Mr. Bland has served as Vice President, Treasurer and Member of the Board of Directors and Executive Committee of the California Society of Certified Public Accountants. Mr. Bland holds a bachelor’s degree from Mississippi State University and is a Certified Public Accountant.

     Sanford R. Climan is President of Entertainment Media Ventures, Inc., a Los Angeles-based firm focused on investment in entertainment and media, talent representation, corporate advisory services, and motion picture and television production. He has been an Equity Marketing director since May 1998. From June 1997 through February 1999, he was a senior executive with Creative Artists Agency (“CAA”). From October 1995 through May 1998, he was an Executive Vice President for Universal Studios and, from June 1986 through September 1995, he was a senior executive with CAA. Mr. Climan holds a bachelor’s degree from Harvard College, a master’s of science in health policy and management from Harvard School of Public Health and a master’s in business administration from Harvard Business School.

     Jonathan D. Kaufelt, a tax and business attorney, has been an Equity Marketing director since November 2000. Mr. Kaufelt most recently led the business and tax department at Armstrong, Hirsch, Jackoway, Tyerman & Wertheimer, P.C., a leading entertainment law firm in Los Angeles. He joined the firm in 1986, after nine years at two New York law firms—Kay, Collyer & Boose from 1982 to 1986 and Simpson, Thacher & Bartlett from 1977 to 1982. Mr. Kaufelt earned a juris doctor from Georgetown University, a master of laws in taxation from New York University and a bachelor’s degree from the University of Pennsylvania. He serves on the board of Planned Parenthood of Los Angeles and as a trustee of Rutgers Preparatory School in Somerset, New Jersey.

     Donald A. Kurz became Chairman and Chief Executive Officer of Equity Marketing in January 1999, after serving as President and Co-CEO from 1991 through 1998. He has also served as a director since 1990, when he joined Equity Marketing as Executive Vice President. Mr. Kurz was previously a management consultant with the general management consulting division of Towers Perrin, where he was a vice president and senior partner and eventually headed the firm’s New York office. Mr. Kurz earned a bachelor’s degree from Johns Hopkins University and a master’s in business administration from Columbia University Graduate School of Business.

     Alfred E. Osborne, Jr. is the founder and director of the Harold Price Center for Entrepreneurial Studies at UCLA’s Anderson Graduate School of Management. He has been an Equity Marketing director since December 2000. Dr. Osborne joined UCLA in 1972, serves as a management professor, and has served as an Associate Dean and the Director of the MBA program before founding the Harold Price Center for Entrepreneurial Studies in 1987. During that time, he was also the Brookings Institution Economic Policy Fellow at the Securities and Exchange Commission. He is currently on the boards of Nordstrom, Inc. and K2, Inc., and is an individual general partner of Technology Funding Venture Partners V and a trustee of the WM Group of Funds. Dr. Osborne holds a doctorate in business-economics, a master’s in business administration, a master’s in economics and a bachelor’s degree all from Stanford University.

     Bruce Raben is a consultant to CIBC World Markets, an investment banking firm, where he served as a managing director from 1995 to November 2002. He has been an Equity Marketing director since 1993. From 1990 through 1995, he was an Executive Vice President with Jeffries & Company, an investment-banking firm. He is currently on the Board of Directors of Whitewing Environmental Corp. and Fresh Direct Holdings (a privately held entity). Mr. Raben received a bachelor’s degree from Vassar College and a master’s in business administration from Columbia University Graduate School of Business.

     Stephen P. Robeck has been an Equity Marketing director since 1989. From January 1999 through December 2001, Mr. Robeck served as a consultant to the Company, and he is currently pursuing other business interests. He was elected Chairman and Co-CEO in September 1991 and served in that role through December 1998. Between 1987 and September 1991, he served as Chief Operating Officer. Mr. Robeck received his bachelor’s degree from Lake Forest College.

Series A Directors

     Jason Ackerman has been a Managing Director of Crown Capital Group since 1997. He has been an Equity Marketing director since September 2001. Prior to joining Crown Capital Group, he was a Senior Vice President in the Corporate Finance Department of Donaldson Lufkin & Jenrette (“DLJ”), in the Los Angeles office. At DLJ, he specialized in high yield financings and financial restructurings for corporate clients, primarily in the supermarket and specialty retail industries. Before joining DLJ in 1990, he served one year at Drexel Burnham Lambert as a financial analyst in the Corporate Finance Department. Mr. Ackerman received his bachelor’s degree from Boston University.

     Jeffrey S. Deutschman has been a Managing Director of Crown Capital Group since 1997. He has been an Equity Marketing director since March 2000. Prior to joining Crown, he was a Partner at Aurora Capital Partners, a leveraged buyout fund, from 1992 through 1995, a Partner at Deutschman, Clayton & Company, an investment firm engaged in management buyout transactions, from 1987 through 1991, and a Principal at Spectrum Group, Inc., which specialized in leveraged acquisitions, from 1981 through 1986. In January 2002, Mr. Deutschman was appointed Interim President of Davidson Cotton Holdings and its subsidiary Davidson Cotton Company, which made an assignment for the benefit of creditors on December 31, 2002. Mr. Deutschman received a master’s in business administration from UCLA’s Anderson Graduate School of Management and his bachelor’s degree from Columbia University.

     During 2002, the Board of Directors met nine times. Each nominee for director attended more than 75% of the Board of Directors meetings and the meetings of Board committees on which he served.

Committees of the Board

     Audit Committee. The Board has an Audit Committee currently consisting of Messrs. Deutschman, Raben and Osborne. The Audit Committee reviews the audit and control functions of the Company, the Company’s accounting principles, policies and practices and financial reporting, the scope of the audit conducted by the Company’s independent auditors, the fees and all non-audit services of the independent auditors and the independent auditors’ opinion and letter of comment to management (if any) and management’s response thereto. The Audit Committee met four times in 2002. (See “Report of the Audit Committee” below.)

     Compensation Committee. The Board has a Compensation Committee currently consisting of Messrs. Climan, Kaufelt and Osborne. The Compensation Committee has the responsibility to determine and administer the Company’s executive compensation programs and make appropriate recommendations concerning matters of executive compensation. In evaluating the performance of members of management, the Compensation Committee consults with the chief executive officer, except when reviewing the chief executive officer’s performance, in which case it meets independently. The Compensation Committee reviews with the Board all aspects of compensation for the senior executives, including the Named Executive Officers. The Compensation Committee met twice in 2002 regarding general executive compensation matters and met and conferred on numerous occasions in 2002 to discuss renewal of the Chief Executive Officer’s employment agreement.

Director Compensation

     Standard Compensation. Directors who are not employees of the Company or its subsidiaries (“non-employee directors”) currently receive director fees of $20,000 per annum. Directors who are employees of the Company or its subsidiaries serve as directors without compensation. The Series A Directors also serve without compensation; provided, however, that the Company has agreed to make available and issue each such Series A Director options to purchase equity securities of the Company on the same terms and conditions as are then available to the Company’s other non-employee directors commencing in April 2003.

     Stock Options. Non-employee directors receive additional compensation in the form of stock options granted automatically under the Equity Marketing, Inc. Non-Employee Director Stock Option Plan. Each non-employee director automatically receives an option to purchase 30,000 shares of Common Stock upon the date such non-employee director first joins the Board of Directors, and options to purchase 30,000 shares of Common Stock each third or fourth time thereafter such non-employee director is elected to the Board of Directors by the stockholders, all such options vesting in three equal installments on each of the first, second and third anniversary of the date of grant.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee of the Board of Directors are Messrs. Climan, Kaufelt and Osborne. No member of the Board of Directors or the Compensation Committee has any interlocking relationship with any other corporation that requires disclosure under this heading.

EXECUTIVE COMPENSATION AND RELATED MATTERS

     The following table sets forth the cash compensation (including cash bonuses) paid or accrued by the Company for its fiscal years ended December 31, 2002, 2001 and 2000 to its Chief Executive Officer and its four most highly compensated officers other than the Chief Executive Officer at December 31, 2002.

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation

					Securities
				Other Annual	Underlying	All Other
	Year	Salary($)	Bonus($)(1)	Compensation($)(2)	Options	Compensation($)(3)

Donald A. Kurz	2002	474,435	50,000	24,600	—	9,501
Chairman and Chief Executive Officer	2001	413,100	—	26,650	50,000	65,014
	2000	397,500	257,621	24,600	50,000	20,455

Kim H. Thomsen	2002	324,703	25,000	13,800	—	5,500
President and Chief Creative Officer	2001	306,000	—	14,950	15,000	72,790
	2000	287,500	125,000	13,800	200,000	5,250

Gaetano A. Mastropasqua	2002	298,492	25,000	13,800	—	5,500
President—New Business & Client	2001	268,850	—	14,950	15,000	30,150
Services	2000	237,500	125,000	13,800	100,000	5,250

Bret R. Hadley	2002	272,917	25,000	13,800	40,000	5,472
President—Cons. and Promotional	2001	110,897	50,000	6,900	40,000	—
Products, Worldwide Operations(4)	2000	—	—	—	—	—

Lawrence J. Madden	2002	257,542	25,000	13,800	40,000	5,500
Executive Vice President and	2001	230,000	—	14,950	10,000	10,300
Chief Financial Officer(5)	2000	35,048	29,182	2,300	40,000	—

(1)	Amounts were earned in the years indicated. Annual bonuses are generally paid in the first quarter of the following year.

(2)	Consists of an automobile and cellular phone allowance unless otherwise indicated.

(3)	The 2002 amounts consist of: (i) matching payments pursuant to the Company’s 401(k) Plan in the following amounts: Mr. Kurz—$5,500; Ms. Thomsen—$5,500; Mr. Mastropasqua—$5,500; Mr. Hadley—$5,472; and Mr. Madden—$5,500; and (ii) premiums on term life insurance in the following amounts: Mr. Kurz—$4,001. The 2001 amounts consist of: (i) payments of accrued vacation in the following amounts: Mr. Kurz—$42,840; Ms. Thomsen—$67,540; Mr. Mastropasqua—$24,900; and Mr. Madden—$5,050; (ii) matching payments pursuant to the Company’s 401(k) Plan in the following amounts: Mr. Kurz—$5,250; Ms. Thomsen—$5,250; Mr. Mastropasqua—$5,250; and Mr. Madden—$5,250; (iii) premiums on term life insurance in the following amounts: Mr. Kurz—$6,257; and (iv) loan forgiveness in the following amounts: Mr. Kurz—$10,667. The 2000 amounts consist of: (i) matching payments pursuant to the Company’s 401(k) Plan in the following amounts: Mr. Kurz—$5,250; Ms. Thomsen—$5,250; and Mr. Mastropasqua—$5,250; (ii) premiums on term life insurance in the following amounts: Mr. Kurz—$4,538; and (iii) loan forgiveness in the following amounts: Mr. Kurz—$10,667.

(4)	Mr. Hadley commenced employment in July 2001. Mr. Hadley received a guaranteed bonus of $50,000 in 2001.

(5)	Mr. Madden commenced employment in November 2000. Mr. Madden received a signing bonus of $20,000.

Options Grants in Last Fiscal Year

     The following table sets forth information with respect to grants of options to purchase Common Stock under the Option Plan to the Named Executive Officers during the fiscal year ended December 31, 2002.

					Potential Realizable
					Value at Assumed Annual
					Rate of Stock
	Number of	% of Total Options			Appreciation For Option
	Securities	Granted to			Terms($)(2)
	Underlying Options	Employees in Fiscal	Exercise Price	Expiration
Name	Granted(#)	Year	($/SH)(1)	Date	5%	10%

Bret R. Hadley	40,000 (3)	7.9%	11.50	9/12/12	289,292	733,122
Lawrence J. Madden	40,000 (3)	7.9%	11.50	9/12/12	289,292	733,122

(1)	Unless otherwise indicated, the exercise price was market value of the Common Stock on the date of grant.

(2)	These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on option exercises are dependent upon other factors, including the future performance of the Common Stock and overall stock market conditions.

(3)	Options vest in four equal annual installments commencing on the first anniversary of the date of grant.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

     The following table sets forth with respect to the Named Executive Officers information with respect to options exercised, unexercised options and year-end option values in each case with respect to options to purchase shares of Common Stock.

			Number of Securities		Value of Unexercised
			Underlying Unexercised Options at		In The Money Options
	Shares		December 31, 2002		At December 31, 2002(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

Donald A. Kurz	—	—	125,000	75,000	153,750	190,750
Kim H. Thomsen	—	—	48,333	217,500	205,340	728,600
Gaetano A. Mastropasqua	—	—	81,250	133,750	295,137	446,512
Bret R. Hadley	—	—	8,000	72,000	10,160	115,440
Lawrence J. Madden	—	—	18,500	71,500	15,135	106,765

(1)	Represents the difference between the last reported sale price of the Common Stock on December 31, 2002 and the exercise price of the option multiplied by the applicable number of shares.

Equity Compensation Plan Information

     The following table provides information as of December 31, 2002 regarding shares outstanding and available for issuance under the Company’s existing equity compensation plans.

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in first
Plan category	and rights	and rights	column)

Equity compensation plans approved by security holders	2,234,378	$12.34	675,225
Equity compensation plans not approved by security holders (1)	—	—	—
Total	2,234,378	$12.34	675,225

(1)	All of the Company’s existing equity compensation plans have been approved by shareholders.

Employment Agreement

     Donald A. Kurz, the Company’s Chairman and Chief Executive Officer has an employment agreement with the Company. The term of Mr. Kurz’s current employment agreement runs from January 1, 2003 through December 31, 2005, subject to earlier termination upon his death, disability or termination by the Company “For Cause” or “Other Than For Cause” (each as defined in the employment agreement). The employment agreement also terminates upon the first anniversary of a Change of Control (as defined in the agreement). Under the employment agreement, Mr. Kurz is entitled to a base salary of $500,000 per annum, subject to upward annual adjustment at the discretion of the Compensation Committee but in all events in an amount no less than a “Consumer Price Index Adjustment” (as defined in the employment agreement), a car allowance of $1,600 per month and certain medical, disability and life insurance benefits. Pursuant to the employment agreement, Mr. Kurz received a grant of 50,000 stock options on April 1, 2003 priced at fair market value on that date and is entitled to receive future annual grants of a minimum of 50,000 stock options during the term of the employment agreement. Mr. Kurz is also entitled to an annual bonus of up to 20% of his base salary based upon the Company’s net income exceeding zero dollars, an annual bonus of up to 30% of his base salary based on the attainment of certain corporate operating earnings goals and, at the discretion of the Compensation Committee, a strategic performance bonus of up to 50% of his base salary after taking into account the Company’s long-term prospects and position and the accomplishment of strategic goals devised by Mr. Kurz and the Board of Directors. Upon termination of Mr. Kurz’s employment, the Company has agreed to retain Mr. Kurz as a consultant for a period of two years, subject to certain limitations. As part of the employment agreement, the Company made a partial buy-out of its obligations to Mr. Kurz under his prior post-employment consulting agreement. The partial buy-out reduced the Company’s future obligations to Mr. Kurz by $601,000 in exchange for the current payment of $450,000 in four equal installments of $112,500 each on the last business day of each calendar quarter during 2003. If the employment agreement is terminated by reason of death or disability, Mr. Kurz or his estate shall receive his full base salary through the end of the month of his death or disability and a prorated share of any other compensation or benefits required under the employment agreement. If the employment agreement is terminated by the Company For Cause, Mr. Kurz’s compensation and benefits shall cease as of the date of termination. If the employment agreement is terminated by the Company Other Than For Cause, Mr. Kurz shall receive his full base salary and any other compensation or benefits required under the employment agreement through the end of the term of the employment agreement and double the annual corporate earnings goals bonus he would have been entitled to if he was not terminated. Under the employment agreement, the Company has agreed to use its best efforts to have Mr. Kurz elected as a director of the Company.

Certain Relationships and Related Transactions

     In connection with the purchase of preferred stock, the Company agreed to pay Crown a commitment fee in the aggregate amount of $1.25 million, paid in equal quarterly installments of $62,500 commencing on June 30, 2000 and ending on March 31, 2005. In 2002, commitment fee payments by the Company to Crown totaled $250,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the Exchange Act, the Company’s directors, its executive officers, and any persons holding more than 10% of the Company’s Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established and the Company is required to report herein any failure to file by these dates during the fiscal year ended December 31, 2002. All of these filing requirements were satisfied by its directors, officers and 10% holders. In making these statements, the Company has relied on the written representations of its directors, officers and its 10% holders and copies of the reports that they have filed with the Commission.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The following Report of the Compensation Committee on Executive Compensation and the Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulations 14A or 14C of the Commission or the liabilities of Section 18 of the Exchange Act. Such Report and Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

     General. The Compensation Committee has the responsibility to determine and administer the Company’s executive compensation programs and make appropriate recommendations concerning matters of executive compensation. In evaluating the performance of members of management, the Compensation Committee consults with the chief executive officer except when reviewing the chief executive officer’s performance, in which case it meets independently. The Committee reviews with the Board all aspects of compensation for the senior executives, including the Named Executive Officers. The Committee met twice in 2002 regarding general executive compensation matters and met and conferred numerous times in 2002 to discuss renewal of the Chief Executive Officer’s employment agreement. Set forth below are the principal factors underlying the Committee’s philosophy used in overseeing compensation for fiscal 2002.

     Compensation Philosophy. At the direction of the Board of Directors, the Compensation Committee endeavors to ensure that the compensation programs for executive officers of the Company are competitive and consistent in order to attract and retain key executives critical to the Company’s long-term success. The Compensation Committee believes that the Company’s overall financial performance should be an important factor in the total compensation of executive officers. At the executive officer level, the Compensation Committee has a policy that a significant proportion of potential total compensation should consist of variable, performance-based components, such as stock based compensation and bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management’s commitment to the enhancement of profitability and stockholder value.

     The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company’s chief executive officer and other executive officers. In implementing the Company’s executive compensation objectives, the Compensation Committee has designed an executive compensation program consisting of base salary, annual incentive compensation, equity based compensation (which may include stock options, restricted stock and restricted stock unit awards) and other employment benefits.

     The Compensation Committee seeks to maintain levels of compensation that are competitive with similar companies in the Company’s industry. To that end, the Compensation Committee reviews proxy data and other compensation data relating to companies within the Company’s industry. In addition, from time to time, the Compensation Committee also receives assessments and advice regarding the Company’s compensation practices from independent compensation consultants. In November 2002, the Company engaged BDO Seidman, LLP to conduct a compensation study. The Compensation Committee is currently evaluating the study as part of its ongoing review of the Company’s executive compensation programs.

     Base Salary. Base salary represents the fixed component of the executive compensation program. The Company’s philosophy regarding base salaries is to maintain salaries for the aggregate group of executive officers at approximately the competitive industry average. Periodic increases in base salary relate to individual contributions evaluated against established objectives and the industry’s annual competitive pay practices.

     Annual Incentive Compensation. The Company’s executive officers are eligible for annual incentive compensation consisting primarily of cash bonuses based on the attainment of corporate earnings goals, as well as divisional and individual performance objectives. While performance against financial objectives is the primary measurement for executive officers’ annual incentive compensation, non-financial performance also affects bonus pay. The Compensation Committee considers such corporate performance measures as net income, earnings per common and common equivalent share, gross margin, sales growth and expense and asset management in making bonus decisions. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry and community development. The amount of each annual incentive award is recommended for approval by management and approved by the Compensation Committee and the Board.

     Stock Based Compensation. The Compensation Committee strongly believes that the compensation program should provide employees with an opportunity to increase their equity ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned. Therefore, executives and other key employees are eligible to receive stock based compensation, including options, restricted stock awards and restricted stock units. The Compensation Committee believes that the use of stock based compensation as the basis for long-term incentive compensation meets the Compensation Committee’s compensation strategy and business needs of the Company by achieving increased value for stockholders and retaining key employees.

     Other Employment Benefits. The Company provides health and welfare benefits to executives and employees similar to those provided by other companies in the Company’s industry. The Company also provides a 401(k) plan for all employees, which includes Company matching payments of up to 4% of base salary. Certain executives are also eligible for a monthly car and cellular phone allowance.

     Internal Revenue Code Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

     Chief Executive Officer Compensation. The Compensation Committee is responsible for evaluating and establishing the compensation paid to Donald A. Kurz, the Company’s Chief Executive Officer. The 2002 base salary for Mr. Kurz was based upon the employment agreement between Mr. Kurz and the Company dated as of January 1, 1999. The Compensation Committee determined to award Mr. Kurz a bonus in the amount of $50,000 for the year ended December 31, 2002 based upon achievement of certain baseline financial objectives. Effective January 1, 2003, Mr. Kurz entered into a new two-year employment agreement with the Company.

COMPENSATION COMMITTEE Jonathan D. Kaufelt, Chairman Sanford R. Climan Alfred E. Osborne, Jr.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of the Standard & Poors 500 Index (“S&P 500”), and the Russell 2000 Index (“Russell 2000”) for the period commencing January 1, 1998 and ending December 31, 2002. The data represented below assumes $100 invested in each of the Common Stock, the S&P 500 Index and the Russell 2000 Index on January 1, 1998. This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this document into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Comparison of cumulative return among the Company, the S&P 500 and the Russell
2000 Index.

	1/98	12/98	12/99	12/00	12/01	12/02
Equity Marketing	$100.00	$31.73	$49.54	$52.88	$50.04	$51.42
S&P 500	$100.00	$126.07	$150.69	$135.41	$117.75	$90.23
Russell 2000	$100.00	$96.66	$115.63	$110.77	$111.91	$87.76

REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee, covering the Company’s fiscal year ended December 31, 2002, shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulations 14A or 14C of the Commission, or the liabilities of Section 18 of the Exchange Act. Such report shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

     Except as discussed below, the Audit Committee of the Company’s Board of Directors is comprised of “independent directors” as required by the listing standards of the NASD.

     Current NASD rules require that the Audit Committee be “comprised solely of independent directors.” Mr. Deutschman, the manager of Crown, is considered not independent under the NASD rule, because Crown receives an annual commitment fee pursuant to the terms of Crown’s 2000 purchase of shares of preferred stock. However, the Company’s Board of Directors determined that Mr. Deutschman qualifies under an exception to the current NASD rule. Mr. Deutschman’s combination of financial skills, expertise and familiarity with the Company were not possessed by any other member of the Board who was not also disqualified from service on the Audit Committee by the NASD rule. Mr. Deutschman has extensive experience as an investor in private and public companies and is familiar with the types of issues important to audit committees. During his tenure on the Board, Mr. Deutschman has been among the most active board members and is frequently the leading director at board meetings in seeking financial information and testing financial assumptions. In addition, Mr. Deutschman’s understanding of financial and accounting issues makes him among the most qualified members of the Board to serve on the Audit Committee. Based on the preceding factors, the Board determined Mr. Deutschman’s service on the Audit Committee to be in the best interests of the Company and its stockholders. Under proposed NASD rules, which will be applicable to the Company commencing on the date of the 2004 Annual Meeting of Stockholders, the exception pursuant to which Mr. Deutschman currently serves on the Audit Committee will no longer exist. Mr. Deutschman intends to step down as both a member and as Chairman of the Audit Committee effective May 22, 2003. The Board intends to appoint Howard D. Bland, who became a member of the Board effective April 1, 2003, as a member and as the Chairman of the Audit Committee in place of Mr. Deutschman.

     The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which was attached as Exhibit A to the Company’s Proxy Statement dated July 25, 2001 regarding the 2001 Annual Meeting of Stockholders.

     The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2002 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company.

     The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

     The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company’s auditors meet the applicable standards for auditor independence.

     Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Commission.

AUDIT COMMITTEE
Jeffrey S. Deutschman, Chairman
Alfred E. Osborne, Jr.
Bruce Raben

Fees Paid to Independent Accountants

     The fees paid to PricewaterhouseCoopers LLP, the Company’s independent accountants, in respect of the 2002 fiscal year are as follows:

Fees Paid

Audit Fees (1)	$147,365
Financial Information Systems Design and Implementation Fees (2)	$0
All Other (3)	$415,962

(1)	Includes the aggregate fees (including expenses of $17,365) billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the 2002 fiscal year and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2002 fiscal year.

(2)	Includes the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the provision of information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2002 fiscal year.

(3)	Includes the aggregate fees billed for all services rendered by PricewaterhouseCoopers LLP, other than fees for the services which must be reported under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” during the 2002 fiscal year. These amounts consist of $22,000 for the review of the Company’s tax returns and $393,962 (including expenses of $22,962) for the audit of the financial statements of Promotional Marketing, LLC d/b/a UPSHOT (“UPSHOT”) required to comply with the Company’s reporting obligations with the Securities and Exchange Commission as a result of its July 2002 acquisition of the assets of UPSHOT.

FORM 10-K

UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO THE COMPANY, ATTENTION: SECRETARY, EQUITY MARKETING, INC., 6330 SAN VICENTE BLVD., LOS ANGELES, CALIFORNIA 90048, THE COMPANY WILL PROVIDE WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

     Proposals that a stockholder desires to have included in the Company’s proxy materials for the 2004 Annual Meeting of Stockholders of the Company must comply with the applicable rules and regulations of the Commission, including that any such proposal must be received by the Secretary of the Company at the Company’s principal office no later than December 18, 2003. It is suggested that such proposals be sent by Certified Mail, Return Receipt Requested. The Company’s Bylaws require a stockholder to give advance notice of any business, including the nomination of candidates for the Board of Directors, which the stockholder wishes to bring before a meeting of stockholders of the Company. In general, for business to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received by the Secretary not earlier than 150 days prior to such annual meeting, and not later than 120 days prior to such annual meeting or 10 days following the first public announcement of such meeting date. With respect to stockholder proposals, the stockholder’s notice to the Secretary of the Company must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information set forth in the Company’s Bylaws and/or required by law. With respect to the nomination of a candidate for the Board of Directors by a stockholder, the stockholder’s notice to the Secretary of the Company must contain certain information set forth in the Company’s Bylaws about both the nominee and the stockholder making the nominations. If a stockholder desires to have a proposal included in the Company’s proxy materials for the 2004 Annual Meeting of Stockholders of the Company and desires to have such proposal brought before the same annual meeting, the stockholder must comply with both sets of procedures described in this paragraph. Any required written notices should be sent to Equity Marketing, Inc., 6330 San Vicente Blvd., Los Angeles, California 90048, Attention: Secretary.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

     The Company knows of no other matters to be presented at the Annual Meeting, but if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote the same in accordance with their best judgment and their discretion, and authority to do so is included in the proxy.

SOLICITATION OF PROXIES

     The expense of this solicitation of proxies will be borne by the Company. Solicitations will be made only by use of the mail except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons and the Company will reimburse them for their reasonable expenses incurred in this effort.

BY ORDER OF THE BOARD OF DIRECTORS

TERESA L. TORMEY Secretary

EQUITY MARKETING, INC.
This Proxy Solicited By The Board of Directors For the
Annual Meeting of Stockholders To Be Held May 22, 2003

     Donald A. Kurz, Teresa L. Tormey and Lawrence J. Madden, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Common Stock of Equity Marketing, Inc. held of record by the undersigned on March 28, 2003, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 22, 2003, at the offices of the Company at 6330 San Vicente Blvd., Los Angeles, California 90048, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

1.	ELECTION OF DIRECTORS. To elect all nominees.

Nominees are: Howard D. Bland, Sanford R. Climan, Jonathan D. Kaufelt, Donald A. Kurz, Alfred E. Osborne, Jr., Bruce Raben and Stephen P. Robeck.

☐    AUTHORITY GIVEN                  ☐    AUTHORITY WITHHELD

For all nominees listed above except:

The Board of Directors recommends a vote FOR Proposal 1.

PLEASE MARK, DATE AND SIGN THE REVERSE SIDE AND MAIL PROMPTLY

IN THE ENCLOSED ENVELOPE.

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

     The signer acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. Unless otherwise specified this Proxy will be voted FOR Proposal 1.

IMPORTANT: Please sign exactly as name appears hereon. Each joint owner shall sign. Executors, administrators, trustees, etc., should give their full title.

Signature(s)

Date

Signature(s)

Date